EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Tom Ryan/Don Duffy 203.222.9013
Sally Smith – President and CEO
Media Contact:
Mary Twinem - CFO
Michael Fox
203.222.9013

Buffalo Wild Wings, Inc. Announces Restricted Stock Unit Grants

Minneapolis, Minnesota, June 17, 2004 – Buffalo Wild Wings, Inc. (Nasdaq: BWLD), today announced that its Board of Directors has issued restricted stock units in lieu of stock options to approximately 50 management-level employees. The restricted stock units have a ten-year duration, during which they vest one-third in any year in which the profitability target established by the Board of Directors is met by the Company. These grants will not vest unless and until profitability targets are met. The Company’s Board of Directors is using these restricted stock units in place of stock options as the long-term equity incentive vehicle of the Company. Sally Smith, President and CEO, states that “although the use of performance-based restricted stock units is not yet common in the casual dining and fast casual restaurant sector, the Board of Directors and management believe that they are an effective tool in aligning compensation with the long-term financial performance of the Company, which is in the best interest of the stockholders. In addition, the compensation expense related to these restricted stock units will be clearly expressed and fully reflected on our income statement.”

If the profitability target established by the Company’s Board of Directors is achieved for fiscal 2004, the compensation expense related to these restricted stock units will depend on the Company’s stock price at December 26, 2004. Accordingly, should the profitability target be achieved, and the year-end stock price approximate the current stock price of $27 per share, the compensation charge to net income would be approximately $0.06 per fully diluted share for the fiscal year ending December 26, 2004, and approximately $0.01 per fully diluted share for the fiscal quarter ending June 27, 2004. Management believes that this compensation charge will not impact the Company’s ability to meet previously announced earnings guidance for the current fiscal quarter.

Further details regarding the restricted stock units will be discussed on the Company’s second quarter conference call to be held the week of July 19, 2004.

About the Company: Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is an established and growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar restaurants featuring a variety of boldly flavored, made-to-order menu items including Buffalo, New York-style chicken wings spun in one of the Company’s 12 signature sauces. The widespread appeal of the Company’s concept establishes its restaurants as an inviting, neighborhood destination with more than 260 restaurants in 30 states.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the second quarter of 2004 and the remainder of the year, and the anticipated compensation expense calculated based on the year-end stock price, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual stock price at year-end and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements.

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